Exhibit 99.1

CONTACT:
Chelsey Orlikowski
414.906.7320
chelsey.orlikowski@manpowergroup.com

ManpowerGroup Confirms Michael Van Handel’s Retirement as Senior Executive Vice President, After Successful CFO Transition

MILWAUKEE (November 28, 2016) ManpowerGroup (NYSE: MAN) announced today that Michael Van Handel will retire from his role as Senior Executive Vice President effective February 15, 2017. With Van Handel’s retirement, the succession process that began with the February 2016 appointment of Jack McGinnis as Executive Vice President and Chief Financial Officer will be completed. Van Handel, who has served ManpowerGroup for 28 years, has continued to lead the organization’s investor relations during this period. Following February 15, 2017, McGinnis will take on investor relations responsibility, continuing to report to Jonas Prising, Chairman & CEO.

“Our well-crafted succession plan from Mike to Jack has enabled us to achieve this important leadership transition while maintaining business momentum,” said Prising. “I want to thank Mike for his wise counsel and recognize his tremendous track record of leadership, financial acumen and operational discipline, which have been invaluable to us for almost three decades. His significant contributions have positioned ManpowerGroup as a global leader in our industry. Looking ahead, I am excited about Jack’s focus on further improving our financial performance and creating shareholder value.”

Additional financial information about ManpowerGroup, including stock history and annual shareholder reports, can be found at www.manpowergroup.com/investors/investors.cfm.

About ManpowerGroup
ManpowerGroup® (NYSE: MAN) is the world’s workforce expert, creating innovative workforce solutions for nearly 70 years. As workforce experts, we connect more than 600,000 people to meaningful work across a wide range of skills and industries every day. Through our ManpowerGroup family of brands – Manpower®, Experis®, Right Management® and ManpowerGroup® Solutions – we help more than 400,000 clients in 80 countries and territories address their critical talent needs, providing comprehensive solutions to resource, manage and develop talent. In 2016, ManpowerGroup was named one of the World’s Most Ethical Companies for the sixth consecutive year and one of Fortune’s Most Admired Companies, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup makes powering the world of work humanly possible: www.manpowergroup.com

# # #